Exhibit 99.1

Empire Resorts Announces the Acquisition of its $10,000,000 Bank of Scotland Credit Facility by the Park Avenue Bank of New York

Empire Resorts, Inc. (NASDAQ: NYNY) announced today that The Park Avenue Bank of New York (the “Bank”) has acquired its $10,000,000 secured credit facility from the Bank of Scotland. Prior to the closing, the outstanding balance under this facility was approximately $6,900,000. The Company reduced the outstanding balance at closing to approximately $4,400,000. The facility continues to be secured by the general credit of Empire Resorts, its receivables and licenses, as well as a first mortgage on the 230-acre Monticello Raceway and all other assets of the Company and its affiliates. Under the terms of an Amended and Restated Loan Agreement (the “Agreement”) executed by the Company and the Bank, the Company may increase the funding available under the facility by up to an additional $5,600,000 in principal through the participation of third parties acceptable to the Bank.

Donald Glascoff, Chairman of The Park Avenue Bank said, “We are glad to have been able to assist the Company by our acquisition of the Bank of Scotland credit facility. We have the utmost confidence in the Company and its management team and look forward to working with them as they continue to pursue their overall restructuring objectives.”

Joseph Bernstein, CEO of the Company added, “We thank The Park Avenue Bank for its cooperation in what has been a difficult period for us. We are hopeful that negotiations with our Note Holders will result in a mutually satisfactory outcome for all parties.”

The Agreement provides for a Short Term Maturity on July 28, 2009. In the event a settlement or restructuring transaction between the Company and Note Holders under the Company’s $65,000,000 Convertible 5 ½ % Senior Notes due July 31, 2014 occurs on July 28, 2009, the maturity date shall be extended to July 28, 2011. After July 28, 2009, a settlement or restructuring transaction will extend the maturity date to seven days before the revised date on which the Notes become due.

About Empire Resorts, Inc.

Empire Resorts owns and operates Monticello Casino & Raceway, a 230-acre harness racing facility in Sullivan County, 90 miles from midtown Manhattan, with over 1,500 slot machines, and dining and other amenities. For additional information, go to www.empiresorts.com.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including the need for regulatory and contractual approvals, financing and successful completion of construction. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including (i) the risk that the Company’s agreement with Concord Associates is not closed; (ii) the risk that financing necessary for the proposed project may not be able to be obtained because of credit factors, market conditions or other contingencies, (iii) the risk that regulatory or contractual approvals are not obtained, (iv) the risk of non-compliance by various counterparties of the related agreements, and (iv) general risks affecting the company as described from time to time in it's reports filed with the Securities and Exchange Commission. For a full discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report or Form 10-K for the most recently ended fiscal year.

Empire Resorts, Inc.

Charles A. Degliomini, 845-807-0001
Senior V.P., Communications & Government Relations

or

Investors:

Focus Media, Inc.
Josh Sommers, 845-294-3342
josh@advertisingandpr.com